ERICKSON INCORPORATED
FIRST LIEN SUPER-PRIORITY REVOLVING DEBTOR-IN-POSSESSION CREDIT FACILITY
AND
$66.67 MILLION SECOND LIEN SUPER-PRIORITY TERM LOAN DEBTOR-IN-POSSESSION CREDIT FACILITY
TERM SHEET

The terms set forth in this Summary of Principal Terms and Conditions (the “Term Sheet”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed DIP Revolving Facility and DIP Term Facility (in each case, as defined below).
This Term Sheet provides an outline of (x) a proposed first lien super-priority revolving debtor-in-possession financing and (y) a proposed second lien super-priority term loan debtor-in-possession financing, and, does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Term Sheet is for discussion purposes only, and is non-binding, and is neither an expressed nor implied offer with regard to any financing, to arrange, provide or purchase any loans in connection with the transactions contemplated hereby or to arrange, provide or assist in arranging or providing the potential financing described herein. Without limiting the generality of the foregoing, proposals contained herein shall be subject to, among other things, completion of due diligence and obtaining any necessary final credit authorizations and approvals by the DIP Revolving Lenders and the DIP Term Lenders, respectively. Any agreement to provide the DIP Revolving Facility, DIP Term Facility or any other financing arrangement will be subject to the execution and delivery of (i) definitive documentation satisfactory to the DIP Revolving Agent, the DIP Term Agent and the Backstop Parties (in each case, as defined below), each acting in its sole discretion and (ii) the Creditor Support Agreement (as defined below).
This Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients. It is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and all other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Borrower under DIP Revolving Facility and DIP Term Facility:
Erickson Incorporated, a Delaware corporation f/k/a Erickson Air-Crane Incorporated (“Erickson”) and, solely with respect to the DIP Revolving Facility, Erickson Helicopters, Inc., an Oregon corporation f/k/a Evergreen Helicopters, Inc. (“EH”), as debtors and debtors-in-possession under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in jointly administered cases (collectively, the “Borrower’s Cases”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) to be filed on November 8, 2016 (the “Petition Date”).

As used herein, “Borrower” (a) shall be a collective reference to Erickson and EH when used in reference to the DIP Revolving Facility, DIP Revolving Loan Documents, and Existing First Lien Credit Agreement, and (b) shall mean Erickson when used in reference to the DIP Term Facility, DIP Term Loan Documents, Second Priority Notes, and the Existing Indenture (in each case, as defined below).

Guarantors:
Each of the Borrower’s direct and indirect subsidiaries, which are debtors and debtors-in-possession in a jointly administered case (collectively, the “Debtor Guarantors’ Cases” and, together with the Borrower’s Case, the “Cases”) under chapter 11 of the Bankruptcy Code to be filed contemporaneously and jointly administered with the Borrower’s Case (collectively, the “Guarantors”); provided, for the avoidance of doubt, EH is a Borrower under the DIP Revolving Facility and is a Guarantor under the DIP Term Facility and, solely with respect to the DIP Revolving Facility, the term “Guarantor” shall not include EH. The Borrower and the Guarantors are referred to herein as “Loan Parties” and each, a “Loan Party” or as “Debtors” and each, a “Debtor”. All obligations of the Borrower under the DIP Revolving Facility and the DIP Term Facility will be unconditionally guaranteed on a joint and several basis by the Guarantors. For the avoidance of doubt, the Guarantors under the DIP Term Facility shall be identical to the Guarantors under the DIP Revolving Facility, other than as set forth above.

Backstop Commitment under DIP Term Facility:
Funds and/or accounts affiliated with, or managed and/or advised by, Wayzata Investment Partners LLC, MHR Fund Management LLC, Foxhill Opportunity Fund L.P. and Corbin Opportunity Fund (together with their respective successors and permitted assignees, each a “Backstop Party” and collectively, the “Backstop Parties”) will, severally and not jointly, backstop the funded amount of the DIP Term Facility in the amounts set forth in the table below (the “Backstop Commitments”):

The financial advisor to the Backstop Parties shall deliver a schedule of commitments of each DIP Term Lender on the Closing Date under the DIP Term Facility to the DIP Term Agent on or prior to the Closing Date. Such commitments are subject to the Syndication Procedures as defined below. Upon the Closing Date, such schedule shall be deemed to be the initial register of the DIP Term Loans and the DIP Term Lenders under the DIP Term Facility.

DIP Term Agent:	Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent (in such capacities, the “DIP Term Agent”).
DIP Term Lenders:
All eligible holders of the 8.25% Second Priority Senior Secured Notes due 2020 (the “Second Priority Notes”) issued by the Borrower under that certain Indenture, dated as of May 2, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Indenture”), among the Erickson, the guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee and notes collateral agent (in such capacities, the “Indenture Trustee”) shall be offered the right to participate in the DIP Term Facility on a ratable basis following the funding of the Subsequent DIP Term Loans (as defined below) pursuant to procedures reasonably satisfactory to the DIP Term Agent, the Backstop Parties and the Borrower (“Syndication Procedures”), which shall include, among other things, a provision that any holders participating in such offer shall become a party to the Creditor Support Agreement (the holders participating in such offer, together with the Backstop Parties, collectively, the “DIP Term Lenders”). Any amounts of the DIP Term Facility not so allocated shall be allocated to the Backstop Parties on a ratable basis based on their respective Backstop Commitments.

Requisite Lenders under the DIP Term Facility:
“Requisite DIP Term Lenders” shall mean, (x) prior to the syndication of the DIP Term Loans pursuant to the Syndication Procedures (the “Syndication”), at least two (2) unaffiliated DIP Term Lenders holding at least 50.1% of the outstanding commitments and/or exposure under the DIP Term Facility and (y) after the Syndication, DIP Term Lenders holding at least 50.1% of the outstanding commitments and/or exposure under the DIP Term Facility.

DIP Term Facility:
The DIP Term Lenders shall commit to provide a second lien super-priority term loan facility in an aggregate principal amount of $66.67 million (the “DIP Term Facility”) of which (i) a principal amount of up to the amount equal to the First Lien Repayment (as defined below) plus the aggregate amount of all fees, costs and expenses set forth in the DIP Budget (as defined below) for the period from the Petition Date to the date that is 34 days following the Petition Date will be available to be drawn in a single drawing on or after the Closing Date upon satisfaction of the conditions set forth in the DIP Term Loan Documents and the entry of the Interim Order (as defined below) (but no later than 2 business days following the entry of the Interim Order) (the date of such drawing, the “Initial Draw Date” and the loans advanced on the Initial Draw Date, the “Initial DIP Term Loans”) and (ii) an additional principal amount of up to the undrawn portion of the DIP Term Facility will be available to be drawn in a single drawing after the Closing Date upon satisfaction of the conditions set forth in the DIP Term Loan Documents and the entry of the Final Order (as defined below) (but no later than 2 business days following the entry of the Final Order) (the date of such drawing, the “Subsequent Draw Date” and, together with the Initial Draw Date, each a “Draw Date”, and the loans advanced on the Subsequent Draw Date, the “Subsequent DIP Term Loans” and, together with the Initial DIP Term Loans, the “DIP Term Loans”). The principal amount of DIP Term Loans advanced on the Initial Draw Date will be deemed increased by an amount equal to the Put Option Premium and the Closing Fee.

DIP Term Priority Account:
Other than the First Lien Repayment (as defined below), which shall be paid to the Existing First Lien Agent (as defined below) for the ratable benefit of the Existing First Lien Lenders, all proceeds of the DIP Term Loans under the DIP Term Facility shall be deposited into a segregated account of the Borrower (the “DIP Term Priority Account”) and invested at all times in cash and Cash Equivalents (to be defined in the DIP Term Loan Agreement (as defined below)). The DIP Term Priority Account shall be held at, and under the sole dominion and control of, the DIP Term Agent, and withdrawals from such account shall be pursuant to withdrawal procedures satisfactory to the Backstop Parties and shall only be used for the permitted purposes described under “Use of Proceeds” below in accordance with the DIP Budget or to make payments on the DIP Term Facility. Under no circumstances may any cash, funds, securities, financial assets or other property held in or credited to the DIP Term Priority Account or the proceeds thereof held therein or credited thereto be used to pay for any purpose not permitted under the DIP Orders. The Debtors shall not deposit any amounts in the DIP Term Priority Account other than the proceeds of the DIP Term Loans as described herein.

Existing First Lien Credit Facility:
Credit Agreement (as amended, restated, supplemented or modified from time to time prior to the Petition Date, the “Existing First Lien Credit Agreement”) dated as of May 2, 2013, by and among Erickson and EH, as borrowers, the lenders party thereto (the “Existing First Lien Lenders”) and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as agent for the Existing First Lien Lenders (in such capacity, the “Existing First Lien Agent”), pursuant to which the Prepetition First Lien Loans (as defined below) and other obligations are outstanding. The “Obligations” outstanding under the Existing First Lien Credit Agreement as of the Petition Date, including principal, interest, fees, costs and other charges incurred before or accruing after the commencement of the Cases are referred to herein as the “Prepetition First Lien Obligations”.

Prepetition Intercreditor Agreement:
Intercreditor Agreement, dated as of May 2, 2013, among the Existing First Lien Agent and the Indenture Trustee (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition Intercreditor Agreement”).

DIP Revolving Agent:	Wells Fargo, as agent (in such capacity, the “DIP Revolving Agent”).
DIP Revolving Lenders:	Wells Fargo, the other Existing First Lien Lenders and the other lenders from time to time party to the DIP Revolving Credit Agreement (“DIP Revolving Lenders”).
Required Lenders under the DIP Revolving Facility:
"Required DIP Revolving Lenders” shall mean at least two (2) unaffiliated DIP Revolving Lenders holding more than 66.667% of the aggregate "Revolving Loan Exposure" (as defined in the DIP Revolving Credit Agreement, which definition shall be the same as the definition under the Existing First Lien Credit Agreement) of all DIP Revolving Lenders.

DIP Revolving Facility:
The DIP Revolving Lenders shall commit to provide, ratably, a first lien super-priority revolving credit facility (the “DIP Revolving Facility” and the loans under the DIP Revolving Facility, the “DIP Revolving Loans) with a maximum revolving credit amount equal to the principal amount of loans (the “Prepetition First Lien Loans”) outstanding under the Existing First Lien Credit Agreement plus the “Letter of Credit Usage” (as defined under the Existing First Lien Credit Agreement), in each case, as of the Petition Date, minus, after the First Lien Repayment Date, the amount of the First Lien Repayment (the “Maximum Revolver Amount”).
On and after the date on which the First Lien Repayment is made (such date, the “First Lien Repayment Date”), the DIP Revolving Loans will be available from time to time under the DIP Revolving Facility up to a maximum principal amount outstanding at any one time (the “DIP Revolving Availability”) not to exceed the lesser of:
(i)    the amount equal to (A) the Maximum Revolver Amount less (B) the aggregate principal amount of Prepetition First Lien Loans deemed to be outstanding at such time (after giving effect to all Deemed Prepetition First Lien Loan Repayments (as defined below) made prior to such time) less (C) the “Letter of Credit Usage” (as defined under the Existing First Lien Credit Agreement) at such time less (D) the “Letter of Credit Usage” (as defined under the DIP Revolving Facility) at such time less (E) the principal amount of Swing Loans (as defined under the DIP Revolving Facility) at such time; and

(ii)    the amount equal to (A) the “Borrowing Base” (as defined under the DIP Revolving Facility, which definition (and the component definition thereof) shall be substantially the same as the definition under the Existing First Lien Credit Agreement, subject to the immediately succeeding paragraph below) in effect at such time less (B) the aggregate principal amount of Prepetition First Lien Loans deemed to be outstanding at such time (after giving effect to all Deemed Prepetition First Lien Loan Repayments made prior to such time) less (C) the “Letter of Credit Usage” (as defined under the Existing First Lien Credit Agreement) at such time less (D) the “Letter of Credit Usage” (as defined under the DIP Revolving Facility) at such time less (E) the principal amount of Swing Loans (as defined under the DIP Revolving Facility) at such time.

The Borrowing Base (and the component definitions thereof) (i) shall be calculated based in a manner consistent with the calculation of the “Borrowing Base” under the Existing First Lien Credit Agreement, (ii) shall be based solely on the last appraisals conducted for the Existing First Lien Agent prior to the Petition Date and (iii) may not be amended without the written consent of the Requisite DIP Term Lenders. Further, the reserves under the Borrowing Base (the “Reserves”) shall (i)(x) include reserves under the borrowing base in effect as of the Petition Date under the Existing First Lien Credit Agreement and (y) otherwise, be based solely on events, conditions or other circumstances first becoming known to the DIP Revolving Agent after the Closing Date of the DIP Revolving Facility (including any prior inaccurate reporting by the Borrower), in the case of each of clauses (i)(x) and (i)(y) above, (A) that have a reasonable relationship to the event, condition or other circumstance that caused such change and (B) will be eliminated when the event, condition or other circumstance causing the establishment thereof no longer exists or is no longer relevant to the Debtors’ business as determined in the DIP Revolving Agent’s Permitted Discretion (as defined under the Existing First Lien Credit Agreement), (ii) not be established to the extent that such Reserves would be duplicative of any specific item excluded as ineligible in the component definitions of the Borrowing Base and (iii) not include any amounts under the Carve-Out and the Refinancing Accommodation Fee (as defined below); provided, that no new Reserves shall be established or existing Reserves shall not be increased under the Borrowing Base without three (3) business days prior written notice to the Debtors and the DIP Term Agent on behalf of the DIP Term Lenders (absent exigent circumstances). The documentation for the DIP Revolving Facility shall not include any language or provision permitting the DIP Revolving Agent to adjust the advance rate or to create new criteria or adjusting existing criteria under the Borrowing Base (and the component definitions hereof) as set forth in the Existing First Lien Credit Agreement. The DIP Revolving Agent will use its commercially reasonable efforts to consult with the Debtors when establishing new or increasing existing Reserves under the Borrowing Base.
All cash collateral consisting of (i) proceeds of “First Lien Collateral” (as defined in the Prepetition Intercreditor Agreement) in existence as of the date of the entry of the Interim Order or coming into the possession or control of the Debtors after the date of the entry of the Interim Order, (ii) any proceeds of Existing First Lien Adequate Protection Liens (defined below) and (iii) proceeds of any and all of the Debtors' assets subject to liens granted to the DIP Revolving Agent under the DIP Orders (other than, for the avoidance of doubt, (x) assets held in or credited to the DIP Term Priority Account and (y) proceeds of any DIP Term Loan or DIP Revolving Loan), shall be applied to repay the Prepetition First Lien Obligations (other than the Refinancing Accommodation Fee) in accordance with the terms of the Existing First Lien Credit Agreement until all such amounts are Paid in Full (as defined below); provided, however, that, solely for purposes of determining DIP Revolving Availability, all such repayments of the Prepetition First Lien Obligations shall be deemed to have been applied first to repay the Prepetition First Lien Loans (“Deemed Prepetition First Lien Loan Repayments”).

Use of Proceeds:
In accordance with the DIP Budget and the DIP Orders, (i) the proceeds of the DIP Term Facility will be used on the Initial Draw Date, to repay a portion of the outstanding Prepetition First Lien Loans in a principal amount equal to the sum of (x) $10 million plus (y) the aggregate principal amount of advances under the Existing First Lien Credit Agreement made on or after October 31, 2016 and prior to the time of filing the petitions commencing the Cases (such period, the “Pre-Filing Advance Period”) in accordance with a budget satisfactory to the Backstop Parties (the “Pre-Filing Budget”) to the extent such advances result in the aggregate principal amount of the Prepetition First Lien Loans exceeding $122,894,518 as of the Petition Date (such repayment, the “First Lien Repayment”) and (ii) the proceeds of the DIP Term Facility funded on any Draw Date or disbursed on any Withdrawal Date (as defined below) will be used (A) to pay transaction costs, fees and expenses that are incurred in connection with the DIP Term Facility, for working capital and general corporate purposes of the Borrower and the Guarantors, and (B) to make payments providing for adequate protection as set forth in the section below entitled “Adequate Protection”.
In accordance with the DIP Budget and the DIP Orders, (i) proceeds of the DIP Revolving Facility will be used to (i) pay transaction costs, fees and expenses that are incurred in connection with the DIP Revolving Facility, (ii) pay, when due, those expenses enumerated in the DIP Budget, subject to any permitted variance under the DIP Revolving Facility, and (iii) make payments providing for adequate protection for the benefit of the Existing First Lien Lenders as set forth in the section below entitled "Adequate Protection". No repayment of the Second Priority Notes or the DIP Term Facility, or adequate protection payments, if any, to the Indenture Trustee or the Second Priority Noteholders (as defined below), shall be permitted with proceeds of the DIP Revolving Facility.
Notwithstanding the foregoing, no portion or proceeds of the DIP Term Loans, the DIP Revolving Loans, Prepetition First Lien Loans, Second Priority Notes, the Carve-Out or the DIP Collateral (as defined below) may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Existing First Lien Agent, Existing First Lien Lenders, DIP Revolving Agent, DIP Revolving Lenders, Indenture Trustee, the holders of the Second Priority Notes (the “Second Priority Noteholders”), the DIP Term Agent or the DIP Term Lenders; provided, however, that no more than $25,000, in the aggregate, of the proceeds of the DIP Term Facility, DIP Revolving Facility and the DIP Collateral may be used by, or to reimburse the fees, cost or expenses of, any statutory committee of unsecured creditors to investigate the prepetition liens and claims of the Existing First Lien Agent, Existing First Lien Lenders, Indenture Trustee and the Second Priority Noteholders. The use of proceeds of the DIP Revolving Facility and the DIP Term Facility shall in all cases be in accordance with the DIP Budget (including any permitted variances).

Term of DIP Term Facility:
The Obligations (as defined in the DIP Term Loan Agreement) under the DIP Term Facility shall become due and payable and all commitments to provide the DIP Term Loans shall be terminated on the DIP Term Facility Termination Date. The “DIP Term Facility Termination Date” shall be the earliest of: (a) the Scheduled Termination Date; (b) 34 days after Petition Date if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of such 33-day period, unless otherwise extended by the Requisite DIP Term Lenders; (c) the consummation of any Section 363 sale of all or substantially all of the Debtors’ assets; (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date”) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; and (e) the acceleration of the loans and the termination of the commitment with respect to the DIP Term Facility in accordance with the DIP Term Loan Documents.
“Scheduled Termination Date” means the date that is six (6) months after the Closing Date.
On the DIP Term Facility Termination Date (or such earlier date on which the DIP Term Facility shall have been terminated), all obligations under the DIP Term Facility shall be repaid in full.
There shall be no amortization under the DIP Term Facility.

Term of DIP Revolving Facility:
The Obligations (as defined in the DIP Revolving Credit Agreement) under the DIP Revolving Facility shall become due and payable and all commitments to provide the DIP Revolving Loans shall be terminated on the DIP Revolving Facility Termination Date. The “DIP Revolving Facility Termination Date” shall be the earliest of: (a) the Scheduled Termination Date; (b) 34 days after the Petition Date if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of such 33-day period, unless otherwise extended by the DIP Revolving Agent; (c) the consummation of any Section 363 sale of all or substantially all of the Debtors’ assets; (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date”) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; and (e) the acceleration of the loans and the termination of the commitment with respect to the DIP Revolving Facility in accordance with the DIP Revolving Loan Documents.
On the DIP Revolving Facility Termination Date (or such earlier date on which the DIP Revolving Facility shall have been terminated), all Obligations (as defined in the DIP Revolving Credit Agreement) under the DIP Revolving Facility shall be repaid in full.

DIP Term Loan Documents:
The DIP Term Facility will be documented by a Second Lien Super-Priority Debtor-in-Possession Credit Agreement (the “DIP Term Loan Agreement”) and other guarantee, security and other relevant documentation (together with the DIP Term Loan Agreement, collectively, the “DIP Term Loan Documents”) reflecting the terms and provisions set forth in this Term Sheet and otherwise in form and substance satisfactory to the DIP Term Agent, the Backstop Parties and the Borrower.

DIP Revolving Loan Documents:
The DIP Revolving Facility will be documented by a First Lien Super-Priority Debtor-in-Possession Credit Agreement (the “DIP Revolving Credit Agreement”) and other guarantee, security and other relevant documentation (together with the DIP Revolving Credit Agreement, collectively, the “DIP Revolving Loan Documents”) reflecting the terms and provisions set forth in this Term Sheet and otherwise in form and substance satisfactory to the DIP Revolving Agent and the Borrower.

Security and Priority:
Pursuant to section 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, subject to the Carve-Out and DIP Intercreditor Agreement (as defined below), (a) all amounts owing by the Debtors under the DIP Revolving Facility and the obligations of the Guarantors in respect thereof will be secured, by a perfected, first priority security interest in and lien on substantially all of the assets of the Borrower and the Guarantors (the “DIP Collateral”) and (b) all amounts owing by the Debtors under the DIP Term Facility and the obligations of the Guarantors in respect thereof will be secured, by a perfected, second priority security interest in and lien on the DIP Collateral, in each case, with the priority set forth in the immediately succeeding paragraph. For the avoidance of doubt, the DIP Collateral securing the DIP Term Facility shall be identical to the DIP Collateral securing the DIP Revolving Facility.

The liens and security interests granted under the DIP Term Facility (i) will prime and be senior to the liens and security interests in the DIP Collateral securing any prepetition indebtedness, other than the Prepetition First Lien Obligations, and (ii) will be junior to (x) the Carve-Out, (y) the liens on, and security interests in, the DIP Collateral securing the Prepetition First Lien Obligations under the Existing First Lien Credit Agreement (including, without limitation, any replacement liens constituting Existing First Lien Adequate Protection Liens) and (z) the liens on, and security interests in, the DIP Collateral securing the DIP Revolving Facility; provided, however, that the liens and security interests granted under the DIP Term Facility in the DIP Term Priority Account, and all amounts held therein or credited thereto, will prime and be senior to the liens and security interests securing (A) any prepetition indebtedness, including the indebtedness under the Existing First Lien Credit Agreement (including, without limitation, any replacement liens constituting Existing First Lien Adequate Protection Liens) and (B) the DIP Revolving Facility. In addition, the DIP Revolving Facility will be junior in priority of lien and in payment to the Prepetition First Lien Obligations until such Prepetition First Lien Obligations are indefeasibly paid in full in cash and other contingent obligations thereunder are cash collateralized (“Paid in Full”).
In the Cases, (a) the DIP Revolving Agent and the DIP Revolving Lenders will be granted in each of the Interim Order and the Final Order a super-priority administrative claim under section 364(c)(1) of the Bankruptcy Code for the payment of the obligations under the DIP Revolving Facility with priority above all other administrative claims, subject to (x) the Existing First Lien Adequate Protection Liens and Claims and (y) for the avoidance of doubt, any super-priority administrative claim for the payment of the obligations under the DIP Term Facility with funds held in or credited to the DIP Term Priority Account and (b) the DIP Term Agent and DIP Term Lenders will be granted in each of the Interim Order and the Final Order a super-priority administrative claim under section 364(c)(1) of the Bankruptcy Code for the payment of the obligations under the DIP Term Facility with priority above all other administrative claims, subject to the Carve-Out, the Existing First Lien Adequate Protection Liens and Claims and the super-priority administrative claim for the payment of the obligations under the DIP Revolving Facility (other than any super-priority administrative claim for the payment of the obligations under the DIP Revolving Facility with funds held in or credited to the DIP Term Priority Account).

Intercreditor Provisions:
The respective priorities of (a) the liens on the DIP Collateral securing the obligations under the Second Priority Notes and the DIP Term Facility and (b) the liens on the DIP Collateral securing the obligations under the Existing First Lien Credit Agreement and the DIP Revolving Facility shall be governed by terms and conditions set forth in a intercreditor agreement (the “DIP Intercreditor Agreement”) on substantially the same terms as the Prepetition Intercreditor Agreement (with such changes as necessary to reflect the transactions contemplated by this Term Sheet), and otherwise reasonably satisfactory to the DIP Revolving Agent, DIP Term Agent, the Backstop Parties and the Borrower.

Carve-Out:
The liens and claims of the DIP Term Agent and the DIP Term Lenders shall be subject to a carve-out (the “Carve-Out”) for (i) all quarterly fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a)(6) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (ii) below); (ii) in an aggregate amount not to exceed the amount set forth in the DIP Budget, to the extent allowed at any time, whether by interim order, procedural order or otherwise, all unpaid reasonable and documented fees, costs and expenses incurred by persons or firms retained by the Loan Parties pursuant to section 327, 328 or 363 of the Bankruptcy Code or retained by no more than one statutory committee appointed in the Cases appointed pursuant to section 1103 of the Bankruptcy Code (“Professional Fees”), in each case, before or on the date of delivery by the DIP Term Agent or the DIP Revolver Agent of a Carve-Out Trigger Notice (as defined below) to the Loan Parties and any statutory committee, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice (such amounts in this provision (ii), the “Pre-Trigger Notice Professional Fees”); and (iii) after the date of delivery of the Carve-Out Trigger Notice (the “Trigger Date”), to the extent incurred after the Trigger Date and allowed at any time thereafter, whether by interim order, procedural order or otherwise, the payment of Professional Fees in an aggregate amount not to exceed $250,000 (the amount set forth in this clause (iii) being the “Post-Carve-Out Trigger Notice Cap”). Any transaction or success fee (other than any transaction or success fee payable to the professionals for the DIP Term Lenders) shall not be included in the Carve-Out. For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean notice by (x) the DIP Term Agent to the Loan Parties and the United States Trustee, delivered upon or after the occurrence of an event of default under the DIP Term Facility (including events of default resulting from defaults under the Interim Order or Final Order, as applicable) or (y) the DIP Revolving Agent to the Loan Parties and the United States Trustee, delivered upon or after the occurrence of an event of default under the DIP Revolving Facility (including events of default resulting from defaults under the Interim Order or Final Order, as applicable), in each case, stating that the Post-Carve-Out Trigger Notice Cap has been invoked. Notwithstanding anything herein to the contrary, the Carve-Out shall be satisfied exclusively from (i) the proceeds in the DIP Term Priority Account and (ii) the proceeds from any assets of the Debtors that do not constitute Prepetition Collateral (as defined below) securing the Prepetition First Lien Obligations and the DIP Collateral securing the obligations under the DIP Revolving Facility and that are not subject to the Existing First Lien Adequate Protection Liens. For the avoidance of doubt, the liens and claims of (a) the DIP Revolving Lenders, (b) DIP Revolving Agent, (c) Existing First Lien Agent and (d) the Existing First Lien Lenders, in each case, in or to the DIP Term Priority Account shall be subject to the Carve-Out.
Notwithstanding anything to the contrary herein, no portion of the Carve-Out may be utilized for the payment of professional fees, disbursements, costs or expenses incurred in connection with asserting or preparing for any claims or causes of actions against the Existing First Lien Agent, Existing First Lien Lenders, DIP Revolving Agent, DIP Revolving Lenders, Indenture Trustee, the Second Priority Noteholders, the DIP Term Agent or the DIP Term Lenders and/or challenging or raising any defenses to the obligations under the DIP Revolving Loan Documents, Existing First Lien Credit Agreement, Second Priority Notes, the Existing Indenture or the DIP Term Loan Documents, or the liens of the Existing First Lien Agent, Existing First Lien Lenders, DIP Revolving Agent, DIP Revolving Lenders, Indenture Trustee, the Second Priority Noteholders, the DIP Term Agent or the DIP Term Lenders.
Following the delivery of the Carve-Out Trigger Notice, (i) the DIP Term Agent shall be entitled to sweep all funds held in or credited to the DIP Term Priority Account for the repayment of all Obligations (as defined in the DIP Term Loan Agreement) in accordance with the DIP Term Loan Documents in excess of the amounts necessary to fund: (A) the Carve-Out (after giving effect to the Post-Carve-Out Trigger Notice Cap, including for the avoidance of doubt, the Pre-Trigger Notice Professional Fees) plus (B) to the extent any funds are remaining in excess of the Carve-Out, all employee payroll, employee benefits, employee taxes, claims for health care services pursuant to any of the Debtors’ self-funded insurance, and employee expenses that have been accrued since the last post-petition funded payroll period immediately prior to the Trigger Date through and including the Trigger Date which remain unpaid and have not been separately segregated in any account designated for such payments in an aggregate amount not to exceed $1.3 million (the amounts described in clauses (A) and (B) above, collectively, the “Post-Trigger Carve-Out and Accrued Employee Benefit Amounts”) and (ii) following such sweep, all funds held in or credited to the DIP Term Priority Account shall not be used for any purpose other than to satisfy the Post-Trigger Carve-Out and Accrued Employee Benefit Amounts, as applicable, and any remaining balance shall be applied to the repayment of all Obligations (as defined in the DIP Term Loan Agreement) in accordance with the DIP Term Loan Documents.

Interim and Final Orders:
The order approving the DIP Revolving Facility and the DIP Term Facility on an interim basis, which shall be satisfactory in form and substance to the DIP Revolving Agent, DIP Term Agent and the Backstop Parties (the “Interim Order”), shall authorize and approve (i) the Debtors to enter into the DIP Revolving Loan Documents and the DIP Term Loan Documents, (ii) the making of the DIP Revolving Loans and the DIP Term Loans, (iii) the granting of the super-priority claims and liens against the Loan Parties and their assets in accordance with the DIP Revolving Loan Documents and DIP Term Loan Documents with respect to the DIP Collateral, (iv) the payment of all fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to the DIP Revolving Agent, DIP Revolving Lenders, DIP Term Agent and the DIP Term Lenders as described in “Indemnification and Expenses” by the Loan Parties and (v) the use of prepetition cash collateral for purposes of reducing the outstanding balance of the Prepetition First Lien Obligations (other than the Refinancing Accommodation Fee) except to the extent required to be paid pursuant to the Final Order. The order approving the DIP Revolving Facility and the DIP Term Facility on a final basis and authorizing the use of prepetition cash collateral shall be in form and substance satisfactory to the DIP Revolving Agent, the DIP Term Agent and the Backstop Parties and shall not permit any non-consensual use of cash collateral or any subsequent debtor-in-possession financing on a senior or pari passu basis to the DIP Revolving Facility or the Prepetition First Lien Obligations (the “Final Order” and, together with the Interim Order, the “DIP Orders”).

DIP Term Facility Fees and Interest:	As set forth on Annex I.
DIP Revolving Facility Fees and Interest:	As set forth on Annex II.
Mandatory Prepayments:
The DIP Revolving Facility will contain customary mandatory prepayment events for financings of its type, including, without limitation, prepayments from proceeds of non-ordinary course dispositions of collateral, casualty and such other mandatory prepayments required to be applied to the Prepetition First Lien Obligations pursuant to the Existing First Lien Credit Agreement.
Subject to the DIP Intercreditor Agreement, after the Prepetition First Lien Obligations (other than the Refinancing Accommodation Fee) and the obligations under the DIP Revolving Facility have been Paid in Full, mandatory prepayments of the DIP Term Loans shall be required with 100% of net cash proceeds from (A) the sale or other disposition of assets, subject to exceptions to be agreed; (B) casualty events, subject to exceptions to be agreed; (C) any sale or issuance of debt (other than permitted debt to be agreed); (D) equity securities (other than certain permitted equity issuances to be agreed); and (E) other extraordinary receipts to be agreed between the Debtors and the DIP Term Lenders.

Optional Prepayments:
The Debtors may prepay in whole or in part the DIP Revolving Loans at any time, without premium or penalty.
The Debtors may prepay in whole or in part the DIP Term Loans at any time, without penalty, subject to customary notice periods and payment of breakage costs and the Exit Premium (as defined below), if applicable.

Conditions Precedent to the Closing of the DIP Term Facility:	The Closing Date under the DIP Term Facility shall be subject to conditions, which are satisfactory to the Backstop Parties, including the satisfaction of the conditions set forth on Annex III.
Conditions Precedent to the Closing of the DIP Revolving Facility:
The Closing Date under the DIP Revolving Facility shall be subject to conditions, which are satisfactory to the DIP Revolving Agent, including the satisfaction of the conditions set forth on Annex IV.
For purposes of this Term Sheet, the “Closing Date” shall mean the closing date under the DIP Term Facility or the DIP Revolving Facility, as applicable.

Conditions Precedent to Each DIP Term Loan and Each Withdrawal Date:
On each Draw Date and each date of distribution of proceeds from the DIP Term Priority Account (each a “Withdrawal Date”), (i) there shall exist no default under the DIP Term Loan Documents, (ii) the representations and warranties of the Borrower and each Guarantor therein shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding, (iii) the making of such DIP Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently, (iv) no later than 34 days after the Petition Date, the Bankruptcy Court shall have entered a Final Order; (v) the Interim Order or Final Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Requisite DIP Term Lenders, (vi) with respect to each Withdrawal Date after the Initial Draw Date, availability under the DIP Revolving Facility shall not exceed $50,000 (after giving effect to the borrowing amounts set forth in any pending borrowing requests delivered by the Borrower to the DIP Revolving Agent), (vii) the funding of the DIP Term Loan or the distribution of proceeds from the DIP Term Priority Account complies with the DIP Budget (including any permitted variances) and in no event shall such distribution of proceeds from the DIP Term Priority Account exceed the amounts set forth in the DIP Budget on a weekly basis and (viii) the delivery of a borrowing request or withdrawal certificate (the “Withdrawal Certificate”) (in each case, in form and substance to be agreed among the Borrower, the DIP Term Agent and the Backstop Parties).
The DIP Term Agent shall be authorized to disburse amounts from the DIP Term Priority Account upon receipt of and in accordance with the instructions set forth in the Withdrawal Certificate. The Withdrawal Certificate must be received by the DIP Term Agent not later than 5:00 PM (ET) four (4) days’ prior (or such shorter time as may be agreed by the DIP Term Agent) to the requested date of the distribution of proceeds from the DIP Term Priority Account.

Representations and Warranties:
The DIP Term Loan Documents will contain representations and warranties customarily found in loan agreements for similar debtor-in-possession financings and other representations and warranties deemed by the Backstop Parties appropriate to the specific transaction (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries and subject to certain exceptions and qualifications to be agreed).
The DIP Revolving Loan Documents will contain representations and warranties customarily found in loan agreements for similar debtor-in-possession financings and other representations and warranties deemed by the DIP Revolving Agent appropriate to the specific transaction (which will be applicable to the Borrower, the Guarantors and their respective subsidiaries and subject to certain exceptions and qualifications to be agreed).

Financial Covenants, Reporting Covenants, Affirmative Covenants and Negative Covenants under the DIP Term Facility:
The DIP Term Loan Documents will contain the following financial covenants:
As of end of each Test Period (as defined below) (i) the sum of the Debtors’ actual “Receipts” during such Test Period shall not be less than 87.5% of the projected “Receipts” for such Test Period as set forth in the DIP Budget, (ii) the sum of the Debtors’ actual “Operating Disbursements” during such Test Period shall not exceed 112.5% of the projected “Operating Disbursements” for such Test Period as set forth in the DIP Budget and (iii) the Debtors’ actual “Cash Flow before Debt Service” for such Test Period shall not be less than 90% of the projected “Cash Flow before Debt Service” for such Test Period as set forth in the DIP Budget; provided, however, that (x) any variance unfavorable to the DIP Term Lenders of (A) less than $2.0 million related to Receipts and Operating Disbursements and (B) less than $4.0 million related to Cash Flow before Debt Service, in each case, shall be deemed a permitted variance and (y) for purposes of calculating variances under the DIP Budget, projected Receipts and projected Cash Flow before Debt Service shall be adjusted for specifically identified receipts timing items subject to the approval of the Requisite DIP Term Lenders (which approval shall not be unreasonably withheld).
For purposes of the DIP Term Facility and DIP Revolving Facility, “Test Period” shall mean (i) with respect to actual Receipts and Operating Disbursements, (x) initially, the four-week period commencing on October 29, 2016 and ending on November 25, 2016 and (y) thereafter, each weekly rolling four-week period and (ii) with respect to Cash Flow before Debt Service, the period commencing on October 29, 2016 and ending on the Friday of each week thereafter.
The DIP Term Loan Documents will contain reporting requirements, affirmative covenants and negative covenants customarily found in loan documents for similar debtor-in-possession financings and other reporting requirements, affirmative covenants and negative covenants deemed by the Backstop Parties appropriate to the specific transaction, including, without limitation, (i) on or prior to the third business day after the end of the last week of each four week period following the Petition Date, commencing with November 30, 2016, the rolling delivery of an updated 13-week cash forecast reviewed and approved by the Debtors’ Financial Advisor (as defined below) and in form and substance satisfactory to the Requisite DIP Term Lenders in their sole discretion (together with the Initial DIP Budget, the “DIP Budget”), which may include restated projections for the immediately preceding three weeks only to adjust for specifically identifiable timing differences (and for any such adjustments, the Debtors shall provide the rationale for such adjustments) (to the extent any updated DIP Budget is not approved by the Requisite DIP Term Lenders and the DIP Revolving Agent, the DIP Budget that is then effect shall continue to constitute the DIP Budget for purposes of the DIP Term Facility); (ii) the delivery of a report on or prior to the third business day after the end of every week, which shall include (x) actual Receipts and Operating Disbursements on an aggregate basis for such immediately preceding week on a cumulative basis for the four week period through and including the Friday immediately preceding the delivery date of such report and the actual Cash Flow before Debt Service on a cumulative basis from October 29, 2016 and (y) the variance in dollar amounts of such actual Receipts, Operating Disbursements and Cash Flow before Debt Service for the immediately preceding week and the applicable Test Period; (iii) the satisfaction of the milestones under the heading "DIP Term Facility Milestones" set forth on Annex V (the “DIP Term Facility Milestones”); (iv) the Debtors shall provide the DIP Term Lenders’ counsel with advance notice and copies of any material motions or other material documents to be filed in the Cases; (v) retaining a chief restructuring officer acceptable to the Backstop Parties, who will be responsible for certain duties acceptable to the Backstop Parties; (vi) not to permit the existence of any claims, other than those arising under the DIP Term Facility and the replacement liens and super-priority claims as described in “Adequate Protection” below, entitled to a super-priority under section 364(c)(1) of the Bankruptcy Code; (vii) not to permit any payments on account of any prepetition claims in excess of $75,000, including any prepetition “critical vendor” payments or payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code, without the consent of the Requisite DIP Term Lenders, (viii) not to permit any disbursements in excess of $100,000, other than disbursements in the ordinary course of business, without the consent of the financial advisor to the Backstop Parties and (ix) not to permit the incurrence of any administrative obligations or other administrative claims not set forth in the DIP Budget.

Financial, Covenants, Reporting Covenants, Affirmative Covenants, and Negative Covenants under the DIP Revolving Facility:
The DIP Revolving Loan Documents will contain the following financial covenants:
As of end of each Test Period (i) the sum of the Debtors’ actual “Receipts” during such Test Period shall not be less than 85% of the projected “Receipts” for such Test Period as set forth in the DIP Budget, (ii) the sum of the Debtors’ actual “Operating Disbursements” during such Test Period shall not exceed 115% of the projected “Operating Disbursements” for such Test Period as set forth in the DIP Budget and (iii) the Debtors’ actual “Cash Flow before Debt Service” for such Test Period shall not be less than 85% of the projected “Cash Flow before Debt Service” for such Test Period as set forth in the DIP Budget; provided, however, that (x) any variance unfavorable to the DIP Revolving Lenders of (A) less than $2.5 million related to Receipts and Operating Disbursements and (B) less than $5.0 million related to Cash Flow before Debt Service, in each case, shall be deemed a permitted variance and (y) for purposes of calculating variances under the DIP Budget, projected Receipts and projected Cash Flow before Debt Service shall be adjusted for specifically identified receipts timing items subject to the approval of the DIP Revolving Agent (which approval shall not be unreasonably withheld).
The DIP Revolving Credit Agreement will include affirmative covenants consistent with those in the Existing First Lien Credit Agreement and such other bankruptcy-related affirmative covenants applicable to the Debtors and their respective subsidiaries as are usual and customary for financings of this type, including, without limitation, (i) on or prior to the third business day after the end of the last week of each four week period following the Petition Date, commencing with November 30, 2016, the rolling delivery of the DIP Budget, which shall (A) be reviewed and approved by the Debtors’ Financial Advisor and in form and substance satisfactory to the DIP Revolving Agent and (B) include restated projections for the immediately preceding three weeks only to adjust for specifically identifiable timing differences (and for any such adjustments, the Debtors shall provide the rationale for such adjustments) (to the extent any updated DIP Budget is not approved by DIP Revolving Agent and the Requisite DIP Term Lenders, the DIP Budget that is then in effect shall continue to constitute the DIP Budget for purposes of the DIP Revolving Facility); (ii) delivery of a report on or prior to the third business day after the end of every week, which shall include (x) actual cash Receipts and Operating Disbursements on an aggregate basis for such immediately preceding week on a cumulative basis for the four week period through and including the Friday immediately preceding the delivery date of such report and the actual Cash Flow before Debt Service on a cumulative basis from October 29, 2016 and (y) the variance in dollar amounts of such actual Receipts, Operating Disbursements and Cash Flow before Debt Service for the immediately preceding week and the applicable Test Period; (iii) satisfaction of the milestones under the heading "DIP Revolving Facility Milestones" set forth on Annex V (the ‘DIP Revolving Facility Milestones”), each of which shall be 10 calendar days later than the comparable dates set forth in the DIP Term Facility Milestones, except with respect to the milestones regarding entry of the DIP Orders, which shall be identical to the comparable DIP Term Facility Milestones; (iv) the Debtors shall provide the DIP Revolving Agent's counsel with advance notice and copies of any material motions or other material documents to be filed in the Cases and (v) retaining a chief restructuring officer acceptable to the DIP Revolving Agent, who will be responsible for certain duties acceptable to the DIP Revolving Agent.
The DIP Revolving Credit Agreement will include negative covenants consistent with those in the Existing First Lien Credit Agreement and such other bankruptcy-related negative covenants applicable to the Debtors and their respective subsidiaries as are usual and customary for financings of this type, including, without limitation, (i) not to permit the existence of any claims, other than those arising under the DIP Revolving Facility and the replacement liens and super-priority claims as described in “Adequate Protection” below, entitled to a super-priority under section 364(c)(1) of the Bankruptcy Code and (ii) not to permit the incurrence of any administrative obligations or other administrative claims not set forth in the DIP Budget.
Notwithstanding anything to the contrary in the foregoing, any covenant related to the conduct of appraisals or valuations will limit DIP Revolving Agent to one appraisal or valuation by HeliValue$, Inc., or such other appraiser acceptable to the DIP Revolving Agent and reasonably acceptable to the Required DIP Revolving Lenders, during the term of the DIP Revolving Facility (unless an event of default has occurred and is continuing under the DIP Revolving Facility); provided, that no such updated appraisal or valuation may be used to adjust the Borrowing Base.
Other than as expressly set forth in this Term Sheet, each numerical "basket" or "cushion" set forth in the covenants and events of default contained in the DIP Revolving Facility shall be at least 20% more favorable to the Debtors than the corresponding provision under the DIP Term Facility.
For the avoidance of doubt, the DIP Revolving Facility will not include any provisions related to Excess Availability.

Events of Default:
Prior to the execution of the DIP Term Loan Documents, the events of default under the DIP Term Facility shall be consistent with those in the Existing First Lien Credit Agreement and the events of default set forth in on Annex VI and the DIP Term Loan Documents will contain events of default customarily found in loan agreements for similar debtor-in-possession financings and other events of default deemed by the Backstop Parties to be appropriate to the specific transaction, including, without limitation, as set forth on Annex VI.
Prior to the execution of the DIP Revolving Loan Documents, the events of default under the DIP Revolving Facility shall be consistent with those in the Existing First Lien Credit Agreement and the events of default set forth in on Annex VII and the DIP Revolving Loan Documents will contain events of default consistent with those in the Existing First Lien Credit Agreement and such other bankruptcy-related events of default applicable to the Debtors and their respective subsidiaries as are usual and customary for financings of this type, including as set forth on Annex VII; provided, that any event of default under the DIP Revolving Loan Documents related to the DIP Term Facility shall be limited to a cross-acceleration to the DIP Term Facility.
Upon the occurrence and during the continuation of any Event of Default under the DIP Revolving Loan Documents, the DIP Revolving Agent may and at the direction of the Required DIP Revolving Lenders will have the right to cease making DIP Revolving Loans and, upon not more than five days' notice to the Borrower (which shall be filed with the Bankruptcy Court and served on all key notice parties), otherwise exercise customary rights and remedies.

Letter of Credit Obligations under the DIP Revolving Facility:
Same as under Existing First Lien Credit Agreement. All Prepetition First Lien Obligations consisting of contingent Prepetition First Lien Obligations (including Prepetition First Lien Obligations for Letters of Credit and Bank Product Obligations, as each term is defined in the Existing First Lien Credit Agreement) would be deemed assumed by Borrower or otherwise reissued and incurred under the DIP Revolving Facility and, effective upon such deemed assumption or deemed reissuance and incurrence, such amount would be deemed refinanced (in accordance with the Prepetition Intercreditor Agreement).

Cash Management:
Debtors will maintain their primary depository and treasury management relationships with Wells Fargo Bank, National Association or one of its affiliates or such other depository institutions acceptable to DIP Revolving Agent; provided that all accounts with such depository institution shall be subject to control agreements in form and substance satisfactory to DIP Revolving Agent and the Backstop Parties.

Adequate Protection:
As adequate protection for the use of the collateral securing the Existing First Lien Credit Agreement and the Second Priority Notes (including cash collateral) (collectively, the “Prepetition Collateral”), (i) the Existing First Lien Lenders shall, during the pendency of the Cases, (a) receive indefeasible cash payments of interest on a current basis, calculated at the non-default rate under the Existing First Lien Credit Agreement (without prejudice to such Existing First Lien Lenders’ right to later assert claims for interest at the default rate), and (b) receive payments in cash on a current basis of all reasonable and documented fees, costs and expenses of the Existing First Lien Lenders’ legal counsel and their respective professional advisors; provided, however, that none of such fees, costs and expenses provided as adequate protection payments under this clause (i) shall be subject to approval by the Bankruptcy Court or the United States Trustee, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court; (ii) during the pendency of the Cases (a) interest, calculated at the non-default rate, under the Second Priority Notes (without prejudice to the Second Priority Noteholders’ right to later assert claims for interest at the default rate) shall continue to accrue and (b) the Indenture Trustee and the Second Priority Noteholders party to the Creditor Support Agreement shall receive payments in cash on a current basis of all reasonable and documented fees, costs and expenses of their legal counsel and their respective professional advisors; provided, however, that none of such fees, costs and expenses provided as adequate protection payments under this clause (ii) shall be subject to approval by the Bankruptcy Court or the United States Trustee, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court, (iii) the Existing First Lien Agent and Existing First Lien Lenders shall, during the pendency of the Cases, be granted additional and replacement liens on all property of the Debtors’ estates (the “Existing First Lien Adequate Protection Liens”) and a super-priority claim pursuant to section 507(b) of the Bankruptcy Code, in each case, of the same relative priority to the extent of the post-petition diminution in value of its Prepetition Collateral, subject, in each case, to (x) the liens and super-priority claims granted to secured the DIP Revolving Facility, (y) the Carve-Out and (z) any super-priority administrative claim for the payment of the obligations under the DIP Term Facility with funds held in or credited to the DIP Term Priority Account (the “Existing First Lien Adequate Protection Liens and Claims”) and (iv) the Indenture Trustee and Second Priority Noteholders shall, during the pendency of the Cases, be granted additional and replacement liens on all property of the Debtors’ estates and a super-priority claim pursuant to section 507(b) of the Bankruptcy Code, in each case, of the same relative priority to the extent of the post-petition diminution in value of its Prepetition Collateral, subject, in each case, to (w) the liens and super-priority claims granted to secure the DIP Term Facility, (x) the liens and super-priority claims granted to secured the DIP Revolving Facility, (y) the Existing First Lien Adequate Protection Liens and Claims and (z) the Carve-Out. The foregoing shall be without prejudice to the right of the Existing First Lien Agent, Existing First Lien Lenders, the Indenture Trustee and the Second Priority Noteholders to later request or otherwise seek additional forms of adequate protection.

To the extent Section 1110 of the Bankruptcy Code applies to the Prepetition First Lien Obligations and/or the obligations in respect of the Second Priority Notes, the adequate protection afforded to the holders of such obligations as applicable described in the immediately preceding paragraph shall be deemed to constitute an agreement under Section 1110(b) of the Bankruptcy Code; provided, however, that any such deemed agreement shall automatically terminate and be of no further force or effect with respect to the Prepetition First Lien Obligations upon the occurrence of the DIP Revolving Facility Termination Date and with respect to the obligations in respect of the Second Priority Notes upon the occurrence of the DIP Term Facility Termination Date.

Right to Credit Bid:
Subject to entry of the Interim Order, the DIP Term Lenders (and the DIP Term Agent, at the written direction of the Requisite DIP Term Lenders) shall have the right to credit bid as part of any asset sale process or plan sponsorship process and shall have the right to credit bid the full amount of their claims during any sale of Debtors’ assets (in whole or in part), including without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code; provided, that such relief will be binding on the Debtors’ chapter 11 estates and all parties in interest upon entry of the Final Order; provided, further, that in connection with the consummation of such credit bid, the obligations under the Existing First Lien Credit Agreement (other than the Refinancing Accommodation Fee, to the extent such fee is not payable) and the obligations under the DIP Revolving Facility shall be Paid in Full.
Subject to entry of the Interim Order and the DIP Intercreditor Agreement, the Debtors shall agree the holders of the Second Priority Notes shall have the right to credit bid as part of any asset sale process or plan sponsorship process and shall have the right to credit bid the full amount of their claims during any sale of Debtors’ assets (in whole or in part) with respect to any asset subject to a duly perfected lien in favor of the Second Priority Notes as of the Petition Date, including without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code; provided, that such relief will be binding on the Debtors’ chapter 11 estates and all parties in interest upon entry of the Final Order; provided, further, that in connection with the consummation of such credit bid, the obligations under the Existing First Lien Credit Agreement (other than the Refinancing Accommodation Fee, to the extent such fee is not payable), the obligations under the DIP Revolving Facility and the obligations under the DIP Term Facility shall be Paid in Full.

Indemnification and Expenses:
The Loan Parties will indemnify the DIP Term Agent, the DIP Term Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Term Loan Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable and documented fees, disbursements and other charges of outside counsel, including local Texas counsel) and liabilities of such Term Loan Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Term Loan Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the DIP Term Facility or the transactions contemplated thereby; provided that, no Term Loan Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from its gross negligence or willful misconduct. In addition, (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of outside counsel and financial advisors) of the DIP Term Agent and DIP Term Lenders in connection with the DIP Term Facility and the transactions contemplated thereby shall be paid by the Loan Parties from time to time, whether or not the Closing Date occurs, (b) all reasonable and documented out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of outside counsel, local Texas counsel, independent appraisers, consultants and financial advisors) of the DIP Term Agent and the DIP Term Lenders, for enforcement costs and documentary taxes associated with the DIP Term Facility and the transactions contemplated thereby will be paid by the Loan Parties and (c) all out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of outside counsel and financial advisors) of an ad hoc committee of holders of the Second Priority Notes, whether incurred prior or subsequent to the commencement of the Cases will be paid by the Loan Parties. All fees and expenses described above shall be payable by the Loan Parties, on a joint and several basis, whether accrued or incurred prior to, on, or after the Petition Date.
The Loan Parties will indemnify the DIP Revolving Agent, the DIP Revolving Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Revolving Loan Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable and documented fees, disbursements and other charges of outside counsel, including local Texas counsel) and liabilities of such Revolving Loan Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Revolving Loan Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the DIP Revolving Facility or the transactions contemplated thereby; provided that, no Revolving Loan Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from its gross negligence or willful misconduct. In addition, (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of outside counsel and financial advisors) of the DIP Revolving Agent and DIP Revolving Lenders in connection with the DIP Revolving Facility and the transactions contemplated thereby shall be paid by the Loan Parties from time to time, whether or not the Closing Date occurs and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of outside counsel, local Texas counsel, independent appraisers, consultants and financial advisors) of the DIP Revolving Agent and the DIP Revolving Lenders, for enforcement costs and documentary taxes associated with the DIP Revolving Facility and the transactions contemplated thereby will be paid by the Loan Parties. All fees and expenses described above shall be payable by the Loan Parties, on a joint and several basis, whether accrued or incurred prior to, on, or after the Petition Date.

Assignments and Participations:
Assignments and participations under the DIP Term Facility are subject to the consent of the DIP Term Agent (which shall not be unreasonably withheld or delayed), payment of a customary processing fee and other customary assignment provisions. No participation under the DIP Term Facility shall include voting rights, other than for matters requiring consent of 100% of the DIP Term Lenders.
Assignments and participations under the DIP Revolving Credit Agreement shall be subject to terms and conditions consistent with those in the Existing First Lien Credit Agreement. For the avoidance of doubt, assignments under the DIP Revolving Facility will be subject to the consent of the DIP Revolving Agent (which shall not be unreasonably withheld or delayed).

Amendments and Waivers under DIP Term Facility:
Requisite DIP Term Lenders, except for (i) provisions customarily requiring approval by affected DIP Term Lenders and (ii) for provisions affecting the rights or duties of the DIP Term Agent, the DIP Term Agent.

Amendments and Waivers under DIP Revolving Facility:	Same as Existing First Lien Credit Agreement.
Miscellaneous:
The DIP Term Loan Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, (iii) customary agency, set-off and sharing language, (iv) customary agency language, including, without limitation, customary rights of the DIP Term Agent to obtain written instruction from the Requisite DIP Term Lenders prior to taking any action with respect to the DIP Term Facility (and to rely upon and be fully protected in relying upon such instructions) and customary indemnification provisions by the DIP Term Lenders in favor of the DIP Term Agent.

Governing Law and Submission to Non-Exclusive Jurisdiction:	State of New York (and to the extent applicable, the Bankruptcy Code).
Counsel to DIP Term Agent	Ropes & Gray LLP.
Counsel to DIP Term Lenders:	Akin Gump Strauss Hauer & Feld LLP.
Counsel to DIP Revolving Agent:	Goldberg Kohn Ltd.

ANNEX I
DIP TERM FACILITY FEES AND INTEREST

Interest:
The DIP Term Loans shall bear interest at a per annum rate equal 12.00% per annum. All interest accruing will be payable monthly in kind on the first business day of each calendar month.
Interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

Default Interest:
During the continuance of an event of default (as defined in the DIP Term Loan Documents), the DIP Term Loans will bear interest at an additional 2.00% per annum and any overdue amounts (including overdue interest) will bear interest at the applicable non-default interest rate plus an additional 2.00% per annum. Default interest shall be payable on demand.

Put Option Premium:
A put option premium in an amount equal to 6.00% of the principal amount of the Backstop Commitments shall be paid in additional DIP Term Loans to the Backstop Parties on the Initial Draw Date, ratably based on their respective Backstop Commitments on the Initial Draw Date.

Closing Fee:
4.00% of the principal amount of the DIP Term Facility shall be paid in additional DIP Term Loans to the Backstop Parties on the Initial Draw Date, ratably based on their respective Backstop Commitments on the Initial Draw Date, which Closing Fee shall be shared with the other Term Lenders pursuant to the Syndication Procedures.

Exit Premium:
All repayments of principal amounts of DIP Term Loans, whether through optional prepayments, mandatory prepayments, at maturity, upon acceleration or otherwise, shall be subject to a premium in an amount equal to 7.50% of the principal amount of DIP Term Loans to be repaid (the “Exit Premium”), which shall be payable in cash; provided, (i) if Backstop Parties holding 66.67% in the amount of the outstanding DIP Term Loans owned by the Backstop Parties participate in the placement or issuance of equity, debt or any other rights offering, instrument or security that results in the Debtors’ consummation of a chapter 11 plan (an “Exit Financing”), the Exit Premium due to all Term Lenders shall be waived and (ii) the entire Exit Premium due to all Term Lenders may be waived by the Backstop Parties holding 66.67% in the amount of the outstanding DIP Term Loans owned by the Backstop Parties, in their sole discretion; provided, further, however, that the obligations under the Existing First Lien Credit Agreement (other than the Refinancing Accommodation Fee) and the obligations under the DIP Revolving Facility shall have been Paid in Full.

ANNEX II
DIP REVOLVING FACILITY FEES AND INTEREST

Interest Rate Options:
Borrower may elect that the loans bear interest at a rate per annum equal to:
(i) the Base Rate plus the Applicable Margin; or
(ii) the LIBOR Rate plus the Applicable Margin.
As used herein:
"Base Rate" has the meaning set forth in the Existing First Lien Credit Agreement.
"LIBOR Rate" has the meaning set forth in the Existing First Lien Credit Agreement. The LIBOR Rate shall be available for interest periods consistent with the Existing First Lien Credit Agreement.
"Applicable Margin" shall mean, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table:

Interest Payment Dates:	Same as Existing First Lien Credit Agreement.
Letter of Credit Fees:	Same as Existing First Lien Credit Agreement.
Default Rate:	Same as Existing First Lien Credit Agreement
Computation:	Same as Existing First Lien Credit Agreement.
Refinancing Accommodation Fee:
The Refinancing Accommodation Fee as defined and set forth in the Amendment Fee Letter, dated as of July 22, 2016, among Borrowers and the Existing First Lien Agent (such fee, the "Refinancing Accommodation Fee") shall cease to accrue upon entry of the Interim Order and shall otherwise be waived as set forth in the Creditor Support Agreement.

DIP Revolving Agent Administrative Fee:	Same as required under Existing First Lien Credit Agreement as in effect on the date the Creditor Support Agreement becomes effective (the “DIP Revolving Agent Administrative Fee).
Appraisal and Examination Fees:	Same as Existing First Lien Credit Agreement.
For the avoidance of doubt, the DIP Revolving Facility shall not include any fees, including any closing fee, arrangement fee, commitment fee, unused commitment fee, exit fee, prepayment fee or penalty, servicing fee or other similar fees, other than (i) the DIP Revolving Agent Administrative Fee, (ii) fees, disbursements and other charges of outside counsel, local Texas counsel, independent appraisers, consultants and financial advisors of the DIP Revolving Agent and DIP Revolving Lenders and (iii) any amendment or waivers fees.

ANNEX III
CONDITIONS PRECEDENT TO THE CLOSING OF THE DIP TERM FACILITY

A.    All documentation relating to the DIP Term Facility, including, without limitation, the DIP Intercreditor Agreement, shall be in form and substance consistent with this Term Sheet and satisfactory to the DIP Term Agent, the Backstop Parties and their counsel.

B.    The DIP Term Agent and DIP Term Lenders shall have received evidence that the Bankruptcy Court shall have entered the Interim Order, which Interim Order shall not have been vacated, reversed, modified, amended or stayed.

C.    The Cases shall have been commenced by the Borrower and the Guarantors and the same shall each be a debtor and a debtor-in-possession. All first-day motions and related orders (including, without limitation, any motions related to the DIP Term Facility, cash management and any critical vendor or supplier motions) entered by the Bankruptcy Court in the Cases shall, in each case, be in form and substance satisfactory to the DIP Term Agent and the Backstop Parties and their counsel.

D.    All agency fees and all reasonable and documented out-of-pocket fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to the DIP Term Agent and the DIP Term Lenders on or before the Closing Date shall have been paid.

E.    The Backstop Parties shall be satisfied that there shall not occur as a result of, and after giving effect to, the initial extension of credit under the DIP Term Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements which would permit the counterparty thereto to exercise remedies thereunder (other than any default which the exercise of remedies is stayed by the Bankruptcy Code).

F.    The DIP Term Agent shall have received (i) satisfactory opinions of counsel to the Loan Parties, addressing such customary matters as the Backstop Parties shall request, including, without limitation, the enforceability of all DIP Term Loan Documents and other customary matters and (ii) officer’s certificates, in form and substance, satisfactory to the DIP Term Agent and Backstop Parties.

G.    The absence of a material adverse change, or any event or occurrence, other than the commencement of the Cases and defaults under certain contracts to be identified in writing by the Borrower as disclosed and reasonably satisfactory to the Backstop Parties and DIP Revolving Lenders, which could reasonably be expected to result in a material adverse change, in (i) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower, the Guarantors and their respective subsidiaries, taken as a whole, since September 30, 2016, (ii) the ability of the Borrower or the Guarantors to perform their respective obligations under the DIP Term Loan Documents or (iii) the ability of the DIP Term Agent and the DIP Term Lenders to enforce the DIP Term Loan Documents (any of the foregoing being a “Material Adverse Change”).

H.    There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Cases or the consequences that would normally result from the commencement and continuation of the Cases) that is not stayed or could reasonably be expected to result in a Material Adverse Change (any such action, suit, investigation, litigation or proceeding, a “Material Litigation”).

I.    All necessary governmental and third party consents and approvals necessary in connection with the DIP Term Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any materially adverse conditions that are not acceptable to the Backstop Parties) and shall remain in effect; and no law or regulation shall be applicable in the reasonable judgment of the Backstop Parties that restrains, prevents or imposes materially adverse conditions upon the DIP Term Facility or the transactions contemplated thereby.

J. The DIP Term Agent and each DIP Term Lender who has requested the same shall have received “know your customer” and similar information.
K.    The DIP Term Agent and DIP Term Lenders shall have a valid and perfected lien on and security interest in the DIP Collateral with the priority set forth in this Term Sheet; the Loan Parties shall have delivered uniform commercial code financing statements and shall have executed and delivered any other security agreements requested by the Backstop Parties, in each case, in suitable form for filing, if applicable; and provisions satisfactory to the Backstop Parties for the payment of all fees and taxes for such filings shall have been duly made.

L.    Certain of the Existing First Lien Lenders and certain holders of the Second Priority Notes shall have entered into a Creditor Support Agreement (the “Creditor Support Agreement”), in form and substance satisfactory to the Backstop Parties and the Existing First Lien Lenders party thereto. The Creditor Support Agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified without the Backstop Parties’ prior written consent.

M.    The DIP Term Agent shall have received endorsements naming the DIP Term Agent, on behalf of the DIP Term Lenders, as an additional insured and loss payee, as applicable, under all insurance policies to be maintained with respect to the DIP Collateral.

N.    The DIP Term Agent and the DIP Term Lenders shall have received a 13-week cash forecast in form and substance satisfactory to the Backstop Parties, which reflects on a line-item basis, the Debtors’ (i) weekly projected cash receipts, (ii) weekly projected disbursements (including ordinary course operating expenses, capital expenditures and bankruptcy-related expenses) under the Cases and (iii) the weekly outstanding principal balance of the DIP Term Loans and DIP Revolving Loans (the “Initial DIP Budget”).

O.    On the Closing Date, after giving effect to the DIP Term Loan Agreement and the transactions contemplated thereby, the Borrower and its subsidiaries shall have no outstanding indebtedness or liens, other than indebtedness or liens permitted under the DIP Term Loan Agreement and DIP Revolving Facility; provided, the DIP Term Loan Agreement and DIP Revolving Facility documentation will permit all existing unsecured debt.

P. The loan documentation with respect to the DIP Revolving Facility shall be in form and substance consistent with this Term Sheet and otherwise satisfactory to the Backstop Parties.
Q. Alvarez & Marsal shall have been engaged by the Debtors as a financial advisor, and the scope of engagement of Alvarez & Marsal, as financial advisor, shall be satisfactory to the Backstop Parties.
For purposes of determining compliance with the conditions specified in this Annex III, each DIP Term Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the DIP Term Lenders unless an officer of the DIP Term Agent responsible for the transactions contemplated by the DIP Term Facility shall have received written notice from such DIP Term Lender prior to the Closing Date specifying its objection thereto and such DIP Term Lender shall not have made available to the DIP Term Agent such DIP Term Lender’s ratable portion of the DIP Term Facility to be drawn on the Closing Date.

ANNEX IV
CONDITIONS PRECEDENT TO THE CLOSING OF THE DIP REVOLVING FACILITY

A.    All documentation relating to the DIP Revolving Facility, including, without limitation, the DIP Intercreditor Agreement, shall be in form and substance satisfactory to the DIP Revolving Agent and DIP Revolving Lenders.

B.    The DIP Revolving Agent shall have received evidence that the Bankruptcy Court shall have entered the Interim Order, which Interim Order shall not have been vacated, reversed, modified, amended or stayed.

C.    The Cases shall have been commenced by the Borrower and the Guarantors and the same shall each be a debtor and a debtor-in-possession. All first-day motions and related orders (including, without limitation, any motions related to the DIP Revolving Facility, cash management and any critical vendor or supplier motions) entered by the Bankruptcy Court in the Cases shall, in each case, be in form and substance satisfactory to the DIP Revolving Agent.

D.    All reasonable and documented out-of-pocket fees and expenses (including the fees and expenses of outside counsel, local Texas counsel, independent appraisers, consultants and financial advisors) required to be paid to the DIP Revolving Agent and the DIP Revolving Lenders on or before the Closing Date shall have been paid.

E.    All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Revolving Facility, and the approval thereof shall be in form and substance satisfactory to the DIP Revolving Agent.

F.    Certain of the Existing First Lien Lenders and certain holders of the Second Priority Notes shall have entered into a Creditor Support Agreement, in form and substance satisfactory to the Backstop Parties and the Existing First Lien Lenders party thereto.

G. The Creditor Support Agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified without the DIP Revolving Agent's prior written consent.
H. DIP Revolving Agent shall have received the Initial DIP Budget.
I.    The loan documentation with respect to the DIP Term Facility shall be in form and substance consistent with this Term Sheet and otherwise satisfactory to the DIP Revolving Agent.

J.    Alvarez & Marsal shall have been engaged by the Debtors as a financial advisor, and the scope of engagement of Alvarez & Marsal, as financial advisor, shall be satisfactory to the DIP Revolving Agent.

K.    As a condition to funding under the Interim Order, DIP Revolving Agent shall have received evidence that the conditions precedent to the closing of the DIP Term Facility have been satisfied or waived in writing in accordance with the terms thereof (other than those conditions that by their terms are satisfied at the time, or upon the closing of the DIP Term Facility) and that Borrower has received proceeds under the DIP Term Facility in an aggregate principal amount of not less than the amounts required under this Term Sheet.

ANNEX V
MILESTONES

DIP TERM FACILITY MILESTONES:

Milestone / Number of days after the Petition Date

1.	Entry of Interim Order that is acceptable to the Requisite DIP Term Lenders: 2 days

2.	Delivery of a business plan reviewed and approved by the Debtors’ Financial Advisor in a form acceptable to the Requisite DIP Term Lenders: 14 days

3.	Entry of Final Order that is acceptable to the Requisite DIP Term Lenders 34 days

4.
Filing of a plan of reorganization that provides that the obligations under the DIP Term Facility are Paid in Full in cash or is otherwise acceptable to the Requisite DIP Term Lenders and disclosure statement with respect to such plan of reorganization (the “Disclosure Statement”) with the Bankruptcy Court: 50 days

5.	Entry by Bankruptcy Court of an order approving a disclosure statement acceptable to the Requisite DIP Term Lenders: 95 days

6.
Entry by Bankruptcy Court of an order confirming a plan of reorganization that provides that the obligations under the DIP Term Facility are Paid in Full in cash or is otherwise acceptable to the Requisite DIP Term Lenders: 140 days

7.
Consummation of the confirmed plan of reorganization that provides that the obligations under the DIP Term Facility are Paid in Full in cash or is otherwise acceptable to the Requisite DIP Term Lenders: 150 days

DIP REVOLVING FACILITY MILESTONES:

Milestone / Number of days after the Petition Date

1.	Entry of Interim Order that is acceptable to the DIP Revolving Agent and Required DIP Revolving Lenders: 2 days

2.
Delivery of a business plan reviewed and approved by the Debtors’ Financial Advisor in a form acceptable to the DIP Revolving Agent and Required DIP Revolving Lenders; provided that the Debtors shall deliver a business plan to the DIP Revolving Agent on the same date as a business plan is delivered to the DIP Term Agent and the DIP Term Lenders: 24 days

3.	Entry of Final Order that is acceptable to the DIP Revolving Agent and Required DIP Revolving Lenders: 34 days

4.
Filing of a plan of reorganization that provides that the obligations under the DIP Revolving Facility, the Prepetition First Lien Obligations (other than the Refinancing Accommodation Fee) and the obligations under the DIP Term Facility are Paid in Full in cash or is otherwise acceptable to the DIP Revolving Agent and Required DIP Revolving Lenders and disclosure statement with respect to such plan of reorganization with the Bankruptcy Court: 60 days

5.	Entry by Bankruptcy Court of an order approving a disclosure statement acceptable to the DIP Revolving Agent and Required DIP Revolving Lenders: 105 days

6.
Entry by Bankruptcy Court of an order confirming a plan of reorganization that provides that the obligations under the DIP Revolving Facility, the Prepetition First Lien Obligations (other than the Refinancing Accommodation Fee) and the obligations under the DIP Term Facility are Paid in Full in cash or is otherwise acceptable to the DIP Revolving Agent and Required DIP Revolving Lenders: 150 days

7.
Consummation of the confirmed plan of reorganization that provides that the obligations under the DIP Revolving Facility, the Prepetition First Lien Obligations (other than the Refinancing Accommodation Fee) and the obligations under the DIP Term Facility are Paid in Full in cash or is otherwise acceptable to the DIP Revolving Agent and Required DIP Revolving Lenders: 160 days

ANNEX VI
DIP TERM FACILITY EVENTS OF DEFAULT

(a)    If any Debtor makes any payment on account of any indebtedness existing as of the Petition Date, except for any payments expressly authorized by the DIP Orders and DIP Term Loan Agreement or any payments set forth in the DIP Budget;
(b)     If the DIP Orders are not entered by the DIP Term Facility Milestones (or such other period as DIP Term Agent and Requisite DIP Term Lenders may agree to in writing); or any DIP Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to the Requisite DIP Term Lenders;
(c)    If an order with respect to any of the Cases shall be entered by the Bankruptcy Court (i) appointing a trustee under section 1104, or an examiner with enlarged powers relating to the operation of the business of any Debtor under section 1106(b) of the Bankruptcy Code or (ii) terminating any Debtor's exclusive rights to file and solicit acceptances for its plan;
(d)    If any person other than a Debtor shall assert any claim arising under section 506(c) of the Bankruptcy Code against the Indenture Trustee, any Second Priority Noteholder, DIP Term Agent, DIP Term Lender or the DIP Collateral, and either (i) the same shall remain unopposed by the applicable Debtor for more than 5 business days, or (ii) in any event, any such claim shall not be disallowed, dismissed or withdrawn, with prejudice, within 60 days after the assertion thereof; or if any Second Priority Noteholder, Indenture Trustee, any DIP Term Lender, DIP Term Agent or the DIP Collateral is surcharged pursuant to sections 105, 506(c), 552 or any other section of the Bankruptcy Code;
(e)    If (i) any Debtor shall attempt to invalidate, reduce or otherwise impair the liens or security interests of Indenture Trustee and the Second Priority Noteholders or DIP Term Agent and DIP Term Lenders, or their respective claims or rights against any Debtor, or (ii) any Lien or security interest created by the DIP TermLoan Documents or the DIP Orders shall, for any reason, ceases to be valid.
(g)    If an order with respect to any of the Cases shall be entered by the Bankruptcy Court converting any Case to a case under chapter 7 of the Bankruptcy Code;
(h)    If any plan of reorganization is filed that, or an order shall be entered by the Bankruptcy Court confirming a reorganization plan in the Bankruptcy Case which, does not (i) require that the obligations under the DIP Term Facility to be Paid in Full on the effective date of such plan and (ii) provide for the continuation of the extent, validity and priority of the Liens and security interests granted to secure the obligations under the Second Priority Notes and obligation under the DIP Revolving Facility until all such obligations are Paid in Full;
(i)    If an order shall be entered by the Bankruptcy Court dismissing the Cases which does not contain a provision for termination of the DIP Term Loan Agreement and the obligations under the Second Priority Notes and all obligations under the DIP Term Facility to be Paid in Full on or before such dismissal;
(j)    If an order with respect to the Bankruptcy Case shall be entered without the express prior written consent of the DIP Term Agent and Requisite DIP Term Lenders, to revoke, vacate, reverse, stay, modify, supplement or amend the DIP Term Loan Agreement, any DIP Term Loan Document or the DIP Orders; or if any Debtor breaches or fails to perform in accordance with the terms of the DIP Orders;
(k)    If a motion shall be filed seeking authority, or an order shall be entered in the Bankruptcy Case, that permits any Debtor to incur debt or use cash DIP Collateral in violation of the terms of the DIP Orders;
(l)    Breach of any DIP Term Facility Milestones;
(m)    If the chief restructuring officer is terminated or disqualified for any reason or is in material breach of his obligations and scope of engagement; provided an event of default shall not occur if upon such termination or disqualification, such chief restructuring officer is replaced by a person satisfactory to the Requisite DIP Term Lenders within a time period to be agreed;
(n)    Alvarez & Marsal is terminated or disqualified for any reason as a financial advisor to the Debtors (“Debtors’ Financial Advisor”) or unless otherwise agreed to by the Backstop Parties in writing, the scope of such Debtors’ Financial Advisor’s engagement is reduced from the scope of engagement of such Debtors’ Financial Advisor on the Closing Date; provided an event of default shall not occur if upon such termination or disqualification, Alvarez & Marsal is replaced by a financial advisor satisfactory to the Requisite DIP Term Lenders within a time period to be agreed;
(o)    Breach of any financial covenant under the DIP Term Facility;

(p)    any termination of the use of prepetition cash collateral pursuant to the DIP Orders; and
(q)    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code (i) to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Debtors that have a value in excess of $100,000 in the aggregate or (ii) to state or local environmental or regulatory agency or authority to proceed against, including foreclose (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Debtors that have a value in excess of $100,000.

ANNEX VII
DIP REVOLVING FACILITY EVENTS OF DEFAULT
(a)    If any Debtor makes any payment on account of any Indebtedness (as defined in the DIP Revolving Credit Agreement) existing as of the Petition Date, except for any payments expressly authorized by the DIP Orders and DIP Revolving Credit Agreement or any payments set forth in the DIP Budget;
(b)     If the DIP Orders are not entered by the DIP Revolving Facility Milestones (or such other period as DIP Revolving Agent and Required DIP Revolving Lenders may agree to in writing); or any DIP Order is stayed, revised, revoked, remanded, rescinded, amended, reversed, vacated, or modified in any manner not acceptable to the DIP Revolving Agent;
(c)    If an order with respect to any of the Cases shall be entered by the Bankruptcy Court (i) appointing a trustee under section 1104, or an examiner with enlarged powers relating to the operation of the business of any Debtor under section 1106(b) of the Bankruptcy Code or (ii) terminating any Debtor's exclusive rights to file and solicit acceptances for its plan;
(d)    If any person other than a Debtor shall assert any claim arising under section 506(c) of the Bankruptcy Code against Existing First Lien Agent, any Existing First Lien Lender, DIP Revolving Agent, DIP Revolving Lender or the DIP Collateral, and either (i) the same shall remain unopposed by the applicable Debtor for more than 5 business days, or (ii) in any event, any such claim shall not be disallowed, dismissed or withdrawn, with prejudice, within 60 days after the assertion thereof; or if any Existing First Lien Lender, Existing First Lien Agent, any DIP Revolving Lender, DIP Revolving Agent or the DIP Collateral is surcharged pursuant to sections 105, 506(c), 552 or any other section of the Bankruptcy Code;
(e)    If (i) any Debtor shall attempt to invalidate, reduce or otherwise impair the liens or security interests of Existing First Lien Agent and the Existing First Lien Lenders or DIP Revolving Agent and DIP Revolving Lenders, or their respective claims or rights against any Debtor, or (ii) any Lien or security interest created by the DIP Revolving Loan Documents or the DIP Orders shall, for any reason, ceases to be valid.
(g)    If an order with respect to any of the Cases shall be entered by the Bankruptcy Court converting any Case to a case under chapter 7 of the Bankruptcy Code;
(h)    If any plan of reorganization is filed that, or an order shall be entered by the Bankruptcy Court confirming a reorganization plan in the Bankruptcy Case which, does not (i) require that the Prepetition First Lien Obligations and all obligations under the DIP Revolving Facility to be Paid in Full on the effective date of such plan and (ii) provide for the continuation of the extent, validity and priority of the Liens and security interests granted to secure the Prepetition First Lien Obligations and obligation under the DIP Revolving Facility until all such obligations are Paid in Full;
(i)    If an order shall be entered by the Bankruptcy Court dismissing the Cases which does not contain a provision for termination of the DIP Revolving Credit Agreement and the Prepetition First Lien Obligations and all obligations under the DIP Revolving Facility to be Paid in Full on or before such dismissal;
(j)    If an order with respect to the Bankruptcy Case shall be entered without the express prior written consent of DIP Revolving Agent, to revoke, vacate, reverse, stay, modify, supplement or amend the DIP Revolving Credit Agreement, any DIP Revolving Loan Document or the DIP Orders; or if any Debtor breaches or fails to perform in accordance with the terms of the DIP Orders;
(k)    If a motion shall be filed seeking authority, or an order shall be entered in the Bankruptcy Case, that permits any Debtor to incur debt or use cash DIP Collateral in violation of the terms of the DIP Orders;
(l)    If proceeds of any sale of any DIP Collateral are not directly remitted to DIP Revolving Agent at the closing thereof if required under the DIP Revolving Credit Agreement; and if any sale of all or substantially all assets pursuant to section 363 of the Bankruptcy Code that does not provide sufficient proceeds to cause the DIP Revolving Facility and Existing First Lien Credit Facility to be Paid in Full;
(m)    Breach of any DIP Revolving Facility Milestones;
(n)    If the chief restructuring officer is terminated or disqualified for any reason or is in material breach of his obligations and scope of engagement; provided an event of default shall not occur if upon such termination or disqualification, such chief restructuring officer is replaced by a person satisfactory to the DIP Revolving Agent and Required DIP Revolving Lenders within a time period to be agreed;
(o)    Alvarez & Marsal is terminated or disqualified for any reason as the Debtors’ Financial Advisor or unless otherwise agreed to by the DIP Revolving Agent in writing, the scope of such Debtors’ Financial Advisor’s engagement is reduced from the scope of engagement of such Debtors’ Financial Advisor on the Closing Date; provided an event of default shall not occur if upon such termination or disqualification, Alvarez & Marsal is replaced by a financial advisor satisfactory to the DIP Revolving Agent and Required DIP Revolving Lenders within a time period to be agreed;
(p)    Breach of any financial covenant under the DIP Revolving Facility;
(q)    any termination of the use of prepetition cash collateral pursuant to the DIP Orders; and
(r)    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code (i) to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Debtors that have a value in excess of $120,000 in the aggregate or (ii) to state or local environmental or regulatory agency or authority to proceed against, including foreclose (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Debtors that have a value in excess of $120,000.

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